Exhibit 3.1(b)

Sec. 180.1006	State of Wisconsin
Wis. Stats.	DEPARTMENT OF FINANCIAL INSTITUTIONS
	Division of Corporate & Consumer Services	[LOGO]

ARTICLES OF AMENDMENT—STOCK, FOR-PROFIT CORPORATION

A.	The present corporate name (prior to any change effected by this amendment) is:

Actuant Corporation

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, that Section 3.1(a) of Article III of the Company’s Restated Articles of Incorporation be amended to read as follows:

“(a)  Class A Common Stock. 32,000,000 shares of Class A Common Stock, having a par value of $.20 per share.”

FILING FEE - $40.00 See instructions, suggestions and procedures on following pages.

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B.	Amendment(s) adopted by the board of Directors on November 7, 2002; by the Shareholders on January 10, 2003.

(Indicate the method of adoption by checking (X) the appropriate choice below.)

☐ In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)
OR
☒ In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)
OR
☐ In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on	January 10, 2003	[SIGNATURE]

	(Date)	(Signature)
Title: ☒ President ☐ Secretary
or other officer title		Robert Arzbaecher

(Printed Name)

This document was drafted by	Eric Orsic, McDermott, Will & Emery

(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P.O. Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 payable to the department. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TTY.

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ARTICLES OF AMENDMENT—Stock, For-Profit Corporation

•	Your return address and phone number during the day: (312) 984-7617

INSTRUCTIONS (Continued)

A.	State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: ......(enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.	Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark (X) one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors—Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders—Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors—Before issuance of shares—See sec.180.1005, Wis. Stats., for conditions attached to the adoption of an Amendment approved by a vote or consent of less than  2/3rds of the shares subscribed for.

C.	Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - $40.00

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